Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL ANNOUNCES BOARD SUCCESSION PLAN

Wallingford, Connecticut, February 4, 2026. Amphenol Corporation (NYSE: APH) today announced that the Board of Directors has appointed R. Adam Norwitt, currently serving as President and Chief Executive Officer, to the additional role of Chairman of the Board, effective on the date of the Company’s 2026 Annual Meeting of Stockholders, which is expected to be in May 2026. After more than five decades with Amphenol, including serving as President from 1987 to 2006, Chief Executive Officer from 1996 to 2008 and as Chairman of the Board since 1997, Martin H. Loeffler intends to retire from the Board also effective in May. As part of this leadership transition, David P. Falck, who has served as a Director since 2013 and Presiding Director since 2016, will continue to serve as Lead Independent Director.

“On behalf of the Board of Directors, I want to thank Martin for his exceptional contributions to the Company over these many decades and express the Board’s deep appreciation for the outstanding results he has helped Amphenol to achieve,” said Mr. Falck. “The decision to appoint Adam as Amphenol’s Chairman reflects the Board’s confidence in his strong leadership as well as his deep industry experience and long-term strategic vision for the Company.”

“I am extremely pleased to recognize Adam’s unique contributions to Amphenol with his promotion to Chairman of the Board,” said Mr. Loeffler. “I would like to congratulate Adam on his extraordinary leadership so far as President and CEO and express my warmest wishes to him as he takes on this important additional role as Chairman. I have no doubt that Adam will continue to be an outstanding steward of Amphenol’s culture, while further supporting the superior growth and profitability of the Company.”

“I am deeply honored and humbled to be named Chairman of the Amphenol Board,” said Mr. Norwitt. “I want to offer my sincere thanks to Martin who has been an iconic leader in the interconnect industry. Nearly 40 years ago, Martin helped establish the foundation of Amphenol’s entrepreneurial culture and nurtured that culture through his roles as President, CEO and Chairman. This entrepreneurial culture has been the key enabler of Amphenol’s extraordinary growth and performance over these many years. On a personal note, I would also like to thank Martin for his invaluable mentorship and unwavering support during my career at Amphenol.”

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial, high-speed, fiber optic and specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices. For more information, visit www.amphenol.com.

Forward-looking Statements

Statements in this press release, other than historical facts, are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for factors that could cause actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com